Exhibit 4
[Park National Corporation Letterhead]
February 28, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Park National Corporation – Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006
Ladies and Gentlemen:
     Park National Corporation, an Ohio corporation (“Park”), is today filing with the Securities and Exchange Commission (the “SEC”) the Annual Report on Form 10-K of Park for the fiscal year ended December 31, 2006 (“Park’s 2006 Form 10-K”).
     Neither Park nor any of Park’s consolidated subsidiaries has outstanding any instrument or agreement with respect to its long-term debt under which the total amount of long-term debt authorized exceeds 10% of the total assets of Park and Park’s subsidiaries on a consolidated basis. In accordance with the provisions of Item 601(b)(4)(iii) of SEC Regulation S-K, Park hereby agrees to furnish to the SEC, upon request, a copy of each such instrument or agreement defining the rights of holders of long-term debt of Park or one of Park’s consolidated subsidiaries, which is not being filed as an exhibit to Park’s 2006 Form 10-K.

Very truly yours,

PARK NATIONAL CORPORATION

/s/ John W. Kozak

John W. Kozak
Chief Financial Officer